StackRack

StackRack is shaping the future of energy storage. Distribution partnerships, satisfied customers, and revenues surpassing $1 million in 2023. Enormously scalable. Global market projected to exceed $120 billion by 2030.

Invest

$252 minimum investment

DEADLINE: March 29, 2024

in a month

SHARE PRICE
$4

TOTAL RAISED
$28,604

VALUATION
$40,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

At StackRack, our mission is to install a smart battery system in every building connected to the electrical grid.

What sets StackRack apart is our patent-pending portfolio of products: this wide array of solutions allows us to offer complete turnkey systems in a cost-effective and timely manner. Timely bids are particularly important for our primary targeted customer, co-op utility providers. These providers operate in nearly 80% of U.S. counties and provide electricity to over 50% of the landmass of the United States.

Over the last 12 months, **StackRack has generated over $1 million in revenue** through the early rollout of our residential systems and secured our first megawatt battery project with a Fortune 500 company, powered by a co-op.



PROBLEM

The electricity grid is failing.

For utility companies, the electrical grid crisis could be financially catastrophic. Utility companies are mandated by state and federal energy commissions to provide consistent power with steep financial penalties if targets are missed.

Energy users at every scale are scrambling to improve grid reliability. When the power is out, it causes thousands of problems - life as we know it grinds to a halt. As the grid continues to age and power demand increases, the problem is expected to worsen. We are quickly facing a new reality where frequent power outages and skyrocketing electricity costs are the norm.

The cost of electricity is going up while reliability is going down. Electricity prices surged a staggering 14.3% in 2022. Blackouts are also increasing, with over ⅔ of U.S. households at risk. Several blackouts have caused deaths when medical devices and equipment at homes and hospitals became non-operational. It's hard to overstate the importance of grid reliability.

SOLUTION


Battery Solutions for Every Project
RESIDENTIAL | COMMERCIAL | INDUSTRIAL | UTILITY SCALE



Customers are flocking to StackRack, and reviews have been universally positive.

Benefits to utility customers:

- Modular solutions: custom solutions for each project.
- Quicker implementation: simple, efficient bidding.
- Avoid penalties: smooth out peak energy usage.
- Regulate intermittent power output.
- Eliminate/replace the most polluting power plants.

Benefits to homeowners:

- Whole-home power and backup means never losing power, even if the grid goes out. (Remember when you used to be worried about food spoiling?)
- Scalable, so it's easy and affordable to expand your battery system if your energy needs change.
- Simple to install.
- All-in-one solution that goes outside, just like the air conditioner.

Benefits to businesses:

- Reduce energy costs.
- Backup critical business infrastructure (servers, surveillance equipment, etc.)
- Protect business assets (refrigerators, freezers, cooling equipment.)
- A tax credit for energy storage adoption.



SUCCESS TO DATE

- To date, **StackRack has been financed internally** by the business partners, without incurring any debt or raising any outside equity.
- Our systems are **certified to the industry's highest safety standards** (UL 1973, UL 9540, UL 9540A), providing a barrier to entry for any new potential competitors.
- Current customers include 25+ established solar installers and sales groups with **universally positive reviews.**
- T-12 revenue totaling over **$1,000,000 from actual sales** of fully manufactured units.
- LOI for 2024 residential systems for **>$15 million**.
- LOI for 2024, 2025, 2026 commercial systems **>$115 million**.
- A **Fortune 500 company recently approved our proposal** for a utility SRC2000 Battery for $788,505.

Intellectual Property: Patent filings

1. Packing method of super capacitors for air cooling
2. Method of support to construct super capacitors
3. High amperage coupling of supercapacitor packages
4. GaN doping PET Graphene nano tubes gate interface
5. Method of CVD on PET graphite substrate
6. Method of CVD on PE graphite substrate
7. Magnetic iconic dispersion on PET based substrate
8. Co-extruded dielectric assembly on PET
9. Co-extruded dielectric assembly on PE
10. High amperage Bus bar for capacitor array
11. Coupling latch of super capacitor packages
12. High amperage compression connectors for supercapacitor packages
13. Quick connect module adapter for rack mounting

The US energy storage market size in 2022 was $60.3 billion. The 2032 projected value is $249.3 billion, with a 2022 to 2032 forecasted CAGR of 15.4%.

GMInsights

MARKET

Our commercial and utility-scale market offers even greater upside for customers. **StackRack is one of the few U.S. companies offering turn-key battery systems for residential, commercial, and utility-scale projects.** We are currently to market, having recently secured our first megawatt project with a Fortune 500 company in the Midwest. We have LOIs for commercial/utility-scale projects for over $120 million over the next 5 years. Current LOIs and projects are through our current installer network.

The Inflation Reduction Act of 2022 created over $240 billion in grants and forgivable loans for rural utility providers to adopt renewable energy and battery storage. This, in combination with the extension of the Investment Tax Credit (ITC) offers these companies a strong incentive to modernize their grid at a deeply discounted price. And, StackRack is uniquely positioned to serve this niche market with little competition by providing customized solutions for each sub-station and connected structures.

There has never been a better time to invest in the battery storage industry.

BUSINESS MODEL

We offer **battery solutions** that homeowners, commercial, industrial, and utilities need for reliable, cost-effective energy.

1. We have developed strategic collaboration with over 25+ leading solar installers and sales groups, who champion and distribute our battery systems to households and businesses.
2. One of our residential partnerships is on pace to roll out $1.25M of battery systems per month.
3. We market directly to utility co-op providers. The average deal size for this segment ranges from $750,000 to $21,000,000. This sales channel has the potential to generate the vast majority of our sales.

TEAM



Dave Medinis

Director of Engineering & Product Development

Dave is an accomplished engineer and inventor who holds 14 patents and applications with 25 years experience in industry. Earned a Ford Motor Company Preferred Supplier Award developing automation for the F150 program. Developed products for Kimberly that won Johnson Controls supplier of the year for energy management. Served as technical consultant and director on the board at MIVA (NASDAQ) Currently has 2 new patent filing for StackRack with 13 more in the pipeline.



Steve Baron

Director of Business Development

Steve has a background in real estate development/construction and has successfully mentored over a dozen startup businesses.



Josh Miller

Director of Operations

Josh has an accomplished background designing and commissioning solar and battery systems. He is in the process of obtaining NABCEP certification. Josh is also the co-inventor of a new StackRack patent application.



Seth Bradley, Esq., MBA

Chief Legal Officer

Seth is a securities attorney most recently practicing at a top 3, globally-ranked law firm and has counseled clients and led companies to close multiple billions of dollars of business and real estate transactions. He serves as a board member and advisor for two additional start-ups.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Inventory and Inventory Financing	$526,111	42.6%
Marketing	$154,375	12.5%
Staffing	$123,500	10.0%
Research and Development	$61,750	5.0%
Facility Expansion	$123,500	10.0%
Managerial Compensation	$154,375	12.5%
Patents and Legal	$30,875	2.5%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in StackRack Inc.. This offering must raise at least $10,000 by March 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. StackRack may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,308,750 shares
× $4 per share

$41,235,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on January 30, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Feb 13, 2024 • The Future is Here. Introducing StackRack's...

Jan 30, 2024 • Primary offering of 308,750 shares at $4

Jan 30, 2024 • Filed Form C

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